Exhibit 4.3

INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of January 8, 2007 (this “Instrument”), among UNITEDHEALTH GROUP INCORPORATED (formerly United Healthcare Corporation), a Minnesota corporation having its principal office at 9900 Bren Road East, Minnetonka, MN 55343 (the “Company”), THE BANK OF NEW YORK, a New York banking corporation, having its corporate trust office at 101 Barclay Street, Floor 21 West, New York, New York 10286, solely in its capacity as resigning Trustee (the “Resigning Trustee”), and WILMINGTON TRUST COMPANY, a Delaware banking corporation, having its corporate trust office at 1100 North Market Street, Wilmington, DE 19890, solely in its capacity as successor Trustee (the “Successor Trustee”).

RECITALS

There are presently outstanding under the Indenture dated as of November 15, 1998, (as amended on November 6, 2000) between the Company and the Resigning Trustee (the “Indenture”) $6,850,000,000 in aggregate principal amount of the Company’s Senior Debt Securities issued in one or more series pursuant to the Indenture (hereinafter referred to as the “Notes”), as detailed in Exhibit A.

The Resigning Trustee wishes to resign as Trustee, the office or agency where the Notes may be presented for registration of transfer or exchange (the “Security Registrar”), the office or agency where the Notes may be presented for payment (the “Paying Agent”) and the office or agency where the Notes may be authenticated (the “Authenticating Agent”) under the Indenture, for each series of Notes for which the Resigning Trustee serves in any or all of the aforementioned roles; the Company wishes to appoint the Successor Trustee to succeed the Resigning Trustee as Trustee, Security Registrar, Paying Agent and Authenticating Agent under the Indenture; and the Successor Trustee wishes to accept appointment as Trustee, Security Registrar, Paying Agent and Authenticating Agent under the Indenture, for each series of Notes for which the Resigning Trustee now serves in any or all of the aforementioned roles and for any future series of indebtedness issued pursuant to the Indenture for which the Successor Trustee is serving as Trustee under the Indenture.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein, the receipt and sufficiency of which are hereby acknowledged, the Company, the Resigning Trustee and the Successor Trustee agree as follows:

ARTICLE ONE

THE RESIGNING TRUSTEE

Section 101. Pursuant to Section 809 of the Indenture, the Resigning Trustee hereby notifies the Company that the Resigning Trustee is hereby resigning as Trustee, Security Registrar, Paying Agent and Authenticating Agent under the Indenture and for all Notes issued pursuant to the Indenture.

Section 102. The Resigning Trustee hereby represents and warrants to the Successor Trustee that:

(a) No covenant or condition contained in the Indenture has been waived by the Resigning Trustee.

(b) There is no action, suit or proceeding pending or, to the best of the knowledge of the responsible officers of the Resigning Trustee assigned to its corporate trust department, threatened against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee, Security Registrar, Paying Agent and Authenticating Agent under the Indenture and for all Notes issued pursuant to the Indenture.

(c) This Instrument has been duly authorized, executed and delivered on behalf of the Resigning Trustee.

(d) $6,850,000,000 in aggregate principal amount of the Notes is outstanding,

(e) There is no overdue interest on the Notes.

(f) The Resigning Trustee has made, or promptly will make, available to the Successor Trustee originals, if available, or copies, of all documents in its possession relating to the trusts created by the Indenture (the “Trusts”) and all information in the possession of its corporate trust department relating to the administration and status of the Trusts.

Section 103. The Resigning Trustee hereby resigns all of its rights and duties under the Indenture and for each series of Notes issued pursuant to the Indenture, including as Trustee, Security Registrar, Paying Agent and Authenticating Agent.

Section 104. The Resigning Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all right, title and interest of the Resigning Trustee in and to the trust under the Indenture, all the rights, powers, trusts and duties of the Resigning Trustee under the Indenture and all property and money held by such Resigning Trustee under the Indenture, with like effect as if the Successor Trustee was originally named as Trustee, Security Registrar, Paying Agent and Authenticating Agent under the Indenture and for all Notes issued pursuant to the Indenture. The Resigning Trustee shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers, trusts and duties hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

Section 105. As of or promptly after the effective date hereof, the Resigning Trustee shall deliver to the Successor Trustee the items listed on Exhibit B annexed hereto, to the extent these items are in the possession of the Resigning Trustee.

ARTICLE TWO

THE COMPANY

Section 201. The Company hereby certifies that the Company is, and the officers of the Company who have executed this instrument are, duly authorized to: (a) accept the Resigning Trustee’s resignation as Trustee, Security Registrar, Paying Agent and Authenticating Agent under the Indenture and for all Notes issued pursuant to the Indenture and for any future series of indebtedness issued pursuant to the Indenture; (b) appoint the Successor Trustee as Trustee, Security Registrar, Paying Agent and Authenticating Agent under the Indenture and for all Notes issued pursuant to the Indenture and for any future series of indebtedness issued pursuant to the Indenture and for which the Successor Trustee is serving as Trustee under the Indenture; and (c) execute and deliver such agreements and other instruments as may be necessary or desirable to effectuate the succession of the Successor Trustee as Trustee, Security Registrar, Paying Agent and Authenticating Agent under the Indenture and for all Notes issued pursuant to the Indenture and for any future series of indebtedness issued pursuant to the Indenture and for which the Successor Trustee is serving as Trustee under the Indenture.

Section 202. Pursuant to Section 809 of the Indenture, the Company hereby appoints the Successor Trustee as Trustee, Security Registrar, Paying Agent and Authenticating Agent under the Indenture and for all Notes issued pursuant to the Indenture and confirms to the Successor Trustee all the rights, powers, trusts and duties of the Resigning Trustee under the Indenture, for all Notes issued pursuant to the Indenture and for any future series of indebtedness issued pursuant to the Indenture and for which the Successor Trustee is serving as Trustee under the Indenture and with respect to all property and money held or to be held under the Indenture, with like effect as if the Successor Trustee was originally named as Trustee, Security Registrar, Paying Agent and Authenticating Agent under the Indenture and for all Notes issued pursuant to the Indenture and for any future series of Indebtedness issued pursuant to the Indenture and for which the Successor Trustee is serving as Trustee under the Indenture. The Company shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers, trusts and duties hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

Section 203. The Company hereby represents and warrants to the Successor Trustee and the Resigning Trustee that:

(a) Apart from the Event of Default alleged in a notice of default dated August 28, 2006 (the “Notice of Default”), delivered to the Company by Cede & Co., acting at the direction of certain beneficial holders of the Notes, which allegation the Company disputes, no Event of Default nor any other event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing under the Indenture.

(b) No covenant or condition contained in the Indenture has been waived by fee Company or by the holders of the percentage in aggregate principal amount of the Notes required by the Indenture to effect any such waiver.

(c) The Indenture was duly and validly authorized, executed and delivered by the Company, and, except as set forth above, has not been amended or modified and is in full force and effect.

(d) The Notes are validly issued securities of the Company.

(e) The Company is a corporation or limited liability company duly organized and existing under the laws of Minnesota.

(f) Apart from the action the Company commenced on October 26, 2006 in the United States District Court for the District of Minnesota seeking a declaratory judgment inter alia that it is not in default under the Indenture as alleged by certain beneficial holders of the Notes in the Notice of Default, there is no action, suit or proceeding arising out of any action or omission by the Company under the Indenture pending or, to the best of the Company’s knowledge, threatened against the Company before any court or any governmental authority.

(g) This Instrument has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation.

(h) All conditions precedent relating to the appointment of the Successor Trustee as Trustee, Security Registrar, Paying Agent and Authenticating Agent under the Indenture and for all Notes issued pursuant to the Indenture have been complied with by the Company.

ARTICLE THREE

THE SUCCESSOR TRUSTEE

Section 301. The Successor Trustee hereby represents and warrants to the Resigning Trustee and the Company that:

(a) The Successor Trustee is qualified and eligible under the provisions of Section 812 of the Indenture to act as Trustee under the Indenture.

(b) This Instrument has been duly authorized, executed and delivered on behalf of the Successor Trustee.

Section 302. Pursuant to Section 810 of the Indenture, the Successor Trustee hereby accepts its appointment as Trustee, Security Registrar, Paying Agent and Authenticating Agent under the Indenture and for all Notes issued pursuant to the Indenture and for any future series of indebtedness issued pursuant to the Indenture and for which the Successor Trustee is serving as Trustee under the Indenture and shall hereby be vested with all the rights, powers, trusts and duties of the Resigning Trustee under the Indenture and with respect to all property and money held or to be held under the Indenture, with like effect as if the Successor Trustee was originally named as Trustee, Security Registrar, Paying Agent and Authenticating Agent under the Indenture and for all Notes issued pursuant to the Indenture and for any future series of indebtedness issued pursuant to the Indenture and for which the Successor Trustee is serving as Trustee under the Indenture.

Section 303. Promptly after the execution and delivery of this Instrument, the Successor Trustee, on behalf of the Company, shall cause a notice, the form of which is annexed hereto marked Exhibit C, to be sent to all Holders.

ARTICLE FOUR

MISCELLANEOUS

Section 401. Except as otherwise expressly provided or unless the context otherwise requires, all capitalized terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Section 402. This Instrument and the resignation, appointment and acceptance effected hereby shall be effective as of the close of business on the date first above written, upon the execution and delivery hereof by each of the parties hereto; provided, however, that the resignation of the Resigning Trustee and the appointment of the Successor Trustee as Trustee, Security Registrar, Paying Agent and Authenticating Agent under the Indenture and for all Notes issued pursuant to the Indenture shall be effective upon the latest of: (a) 10 business days after the date first above written; and (b) receipt by the Depositary, as defined in the Indenture, of both the Resigning Trustee’s transfer agency change notice and the Successor Trustee’s transfer agency change notice.

Section 403. Notwithstanding the resignation of the Resigning Trustee effected hereby, the Company shall remain obligated under Section 808 of the Indenture to compensate, reimburse and indemnify the Resigning Trustee in connection with its prior trusteeship under the Indenture. Pursuant to Section 809 of the Indenture, the Company also acknowledges and reaffirms its obligations to the Successor Trustee set forth in Section 808 of the Indenture, which obligations shall survive the execution hereof to the extent set forth in the Indenture.

Section 404. This Instrument shall be governed by and construed in accordance with the laws of the jurisdiction which govern the Indenture and its construction.

Section 405. This Instrument may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 406. All notices, whether faxed or mailed, will be deemed received when sent pursuant to the following instructions:

TO THE RESIGNING TRUSTEE:

The Bank of New York

Corporate Trust Services

101 Barclay Street - 8W

New York, NY 10286

Attn: Stuart Kratter

Tel:  (212) 815-5466

Fax: (212) 815-5131

Email: skratter@bankofmy.com

TO THE SUCCESSOR TRUSTEE:

Wilmington Trust Company

Corporate Capital Markets

1100 North Market Street

Wilmington, Delaware 19890-1615

Attn: Kristin L. Moore, CCTS,

 Senior Financial Services Officer

Tel:	(302) 636-6016
Fax:	(302) 636-4145

Email: klmoore@wilmingtontrust.com

TO THE COMPANY:

UnitedHealth Group Incorporated

9900 Bren Road East

Minnetonka, Minnesota 55343

Attn: Robert W. Oberrender,

 Vice President and Treasurer

Tel:	(952)936-3123
Fax:	(952)936-3228

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IN WITNESS WHEREOF, the parties hereto have caused this Instrument of Resignation. Appointment and Acceptance to be duly executed as of the day and year first above written.

UNITEDHEALTH GROUP INCORPORATED

By	/s/ Robert W. Oberrender
	Name:	Robert W. Oberrender
	Title:	Vice President and Treasurer

THE BANK OF NEW YORK solely in its capacity as Resigning Trustee

By	/s/ Stuart Kratter
	Name:	Stuart Kratter
	Title:	Vice President

WILMINGTON TRUST COMPANY solely in its capacity as Successor Trustee

By	/s/ Kristin L. Moore
	Name:	Kristin L. Moore
	Title:	Senior Financial Services Officer